The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163276

Subject to Completion, dated March 18, 2010

Prospectus Supplement
(To Prospectus dated February 4, 2010)

3,800,000 Shares

COMMERCIAL VEHICLE GROUP, INC.

Common Stock

We are offering 3,800,000 shares of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “CVGI.” On March 17, 2010, the last sale price of our common stock as reported on the NASDAQ Global Select Market was $6.82 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

The underwriter may also purchase up to an additional 570,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about March   , 2010.

Baird

The date of this prospectus supplement is March   , 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference to this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized any other person to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

About This Prospectus Supplement

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined.

In this prospectus supplement, the “Company,” “we,” “us,” and “our” and similar terms refer to Commercial Vehicle Group, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of Commercial Vehicle Group, Inc.

This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference to this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter have authorized any other person to provide information different from that contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in the prospectus and this prospectus supplement is accurate as of the dates on their respective covers, regardless of time of delivery of the prospectus and this prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes. All foreign currencies are translated using the current exchange rate for assets and liabilities and the weighted average exchange rate for the period for the consolidated statement of operations items.

The industry and market data and other statistical information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference are based on management’s own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by management to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information. None of the independent industry publications used in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference were prepared on our or our affiliates’ behalf and none of the sources cited by us consented to the inclusion of any data from its reports, nor have we sought their consent.

Cautionary Statement About Forward Looking Information

Certain information set forth in this prospectus supplement, in the accompanying prospectus and incorporated by reference in this prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” are intended to identify forward-looking statements. These forward-looking statements represent management’s current reasonable expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

■	the impact of covenants in our revolving credit facility and second lien term loan and the indentures governing our third lien notes and 8% senior notes on our current and future operations;

■	the impact of our substantial indebtedness on our cash flow and operations and our ability to remain in compliance with debt covenants;

■	our ability to generate cash or refinance or restructure our indebtedness before it comes due;

■	the impact of volatility and cyclicality in the commercial vehicle market;

■	the impact of current and future global economic conditions and disruptions in the credit and financial markets;

■	the impact of lower than expected production volumes for our customers’ vehicles;

■	our ability to successfully implement our business strategy or to complete additional strategic acquisitions;

■	our ability to obtain raw materials at favorable prices;

■	the impact of labor strikes, work stoppages and other matters;

■	our ability to comply with environmental and safety regulations in multiple jurisdictions;

■	the impact of government regulations on our OEM customers;

■	the impact of a loss of a key customer or the discontinuation of particular commercial vehicle platforms;

■	the impact of currency fluctuations and other uncertainties related to our foreign operations;

■	our ability to compete effectively in our highly competitive industry;

■	the impact of changes in competitive technologies;

■	our ability to recruit and retain skilled personnel and key management;

■	the impact of infringement on our intellectual property rights or the claim by a third party of our infringement on their proprietary rights;

■	the impact of product liability claims, recalls or warranty claims;

■	the impact of equipment failures, delays in deliveries or catastrophic loss at any of our facilities;

■	our ability to successfully execute planned cost reductions, restructuring initiatives or the achievement of operational efficiencies;

■	the impact in changes to the carrying values of our tangible and intangible assets as a result of recording any impairment charges;

■	our major OEM customers may exert significant influence over us;

■	the volatility of the market price of our common stock;

■	certain provisions in our charter documents that could discourage potential acquisitions or delay, deter or prevent a change in control;

■	the broad discretion of our management in allocating the net proceeds of this offering;

■	the limited number of shares available for issuance after this offering; and

■	other risks and uncertainties described from time to time in our reports filed with the SEC, which are incorporated by reference.

We urge you to consider these factors and to review carefully the section captioned “Risk Factors” in this prospectus supplement, as well as the other factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, for a more complete discussion of the risks associated with an investment in our common stock. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. The forward-looking statements included in this prospectus supplement and the accompanying prospectus are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.

Summary

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our common stock. Please read this entire prospectus supplement and the accompanying prospectus, including the risk factors, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, carefully. Unless the context otherwise indicates, the terms “Company,” “we,” “us,” and “our” and similar terms refer to Commercial Vehicle Group, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of Commercial Vehicle Group, Inc.

Our Company

We are a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture markets and the specialty and military transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles.

We are differentiated from suppliers to the automotive industry by our ability to manufacture low volume customized products on a sequenced basis to meet the requirements of our customers. We believe that we have the number one or two position in several of our major markets and that we are one of the only suppliers in the North American commercial vehicle market that can offer complete cab systems, including cab body assemblies, sleeper boxes, seats, interior trim, flooring, wire harnesses, panel assemblies and other structural components. We believe our products are used by virtually every major North American commercial vehicle original equipment manufacturer (“OEM”), which we believe creates an opportunity to cross-sell our products and offer a fully integrated system solution.

Demand for our products is generally dependent on the number of new commercial vehicles manufactured, which in turn is a function of general economic conditions, interest rates, changes in governmental regulations, consumer spending, fuel costs and our customers’ inventory levels and production rates.

New commercial vehicle demand in the North American Class 8 truck market has historically been cyclical and is particularly sensitive to the industrial sector of the economy, which generates a significant portion of the freight tonnage hauled by commercial vehicles. Production of Class 8 heavy trucks in North America initially peaked in 1999 and experienced a downturn from 2000 to 2003 that was due to a weak economy, an oversupply of new and used vehicle inventory and lower spending on commercial vehicles and equipment. Demand for commercial vehicles improved from 2004 to 2006 due to broad economic recovery in North America, corresponding growth in the movement of goods, the growing need to replace aging truck fleets and OEMs receiving larger than expected pre-orders in anticipation of the new EPA emissions standards becoming effective in 2007. During 2007, the demand for North American Class 8 heavy trucks experienced a downturn as a result of pre-orders in 2006 and weakness in the North American economy and corresponding decline in the need for commercial vehicles to haul freight tonnage in North America. The demand for new heavy truck commercial vehicles in 2008 was similar to 2007 levels as weakness in the overall North American economy continued to impact production related orders. We believe this general weakness has contributed to the reluctance of trucking companies to invest in new truck fleets. In addition, the recent tightening of credit in financial markets may adversely affect the ability of our customers to obtain financing for significant truck orders. North American Class 8 production levels in 2009 were down approximately 42% over the same period in 2008 as the overall weakness in the North American economy and credit markets continue to put pressure on the demand for new vehicles. If the sustained downturn in the economy and the disruption in the financial markets continue, we expect that low demand for Class 8 trucks could continue to have a negative impact on our revenues, operating results and financial position.

New commercial vehicle demand in the global construction equipment market generally follows certain economic conditions around the world. Within the construction market, there are two classes of construction equipment, the medium/heavy equipment market (weighing over 12 metric tons) and the light construction equipment market (weighing below 12 metric tons). Demand in the medium/heavy construction equipment market is typically related to the level of larger scale infrastructure development projects such as highways, dams, harbors, hospitals, airports and industrial development as well as activity in the mining, forestry and other raw material based industries. Demand in the light construction equipment market is typically related to certain economic conditions such as the level of housing construction and other smaller-scale developments and projects. Our products are primarily used in the medium/heavy construction equipment markets. Demand in the construction equipment market in 2009 has declined significantly from 2008 as a result of the continuing economic downturn in the housing and financial markets. If the downturn in the global economy and the disruption in the financial markets continue, we expect that low demand for construction equipment could continue to have a negative impact on our revenues, operating results and financial position.

Competitive Strengths

We believe that our competitive strengths include, but are not limited to, the following:

Leading Market Positions and Brands.  We believe that we are the leading supplier of seating systems and soft interior trim products, one of the only non-captive manufacturers of Class 8 truck body systems (which includes cab body assemblies) for the North American commercial vehicle heavy-truck market and one of the largest global suppliers of construction vehicle seating systems. Our products are marketed under brand names that are well known by our customers and truck fleet operators based upon the amount of revenue we derive from sales to these markets. These brands include KAB Seating, National Seating, Sprague Devices®, Prutsmantm, Moto Mirror®, RoadWatch®, Road Scan and ComforTEKtm.

Comprehensive Cab Product and Cab System Solutions.  We believe that we offer the broadest product range of any commercial vehicle cab supplier. We manufacture a broad base of products, many of which are critical to the interior and exterior subsystems of a commercial vehicle cab. We also utilize a variety of different processes, such as urethane molding, injection molding, large composite molding, thermoforming and vacuum forming that enable us to meet each customer’s unique styling and cost requirements. The breadth of our product offering enables us to provide a “one-stop shop” for our customers, which provides us with a substantial opportunity for further customer penetration through cross-selling initiatives and by bundling our products to provide complete system solutions.

End-User Focused Product Innovation.  We believe that commercial vehicle market OEMs continue to focus on interior and exterior product design, comfort and features to better serve their end user, the operator, and our customers are seeking suppliers that can provide product innovation. We have a full service engineering and research and development organization to assist OEMs in meeting their needs which helps enable us to secure content on current platforms and models.

Flexible Manufacturing Capabilities.  Because commercial vehicle OEMs permit their customers to select from an extensive menu of cab options, our customers frequently request modified products in low volumes within a limited time frame. We have a highly variable cost structure and can efficiently leverage our flexible manufacturing capabilities to provide low volume, customized products to meet each customer’s styling, cost and just-in-time delivery requirements. We manufacture or assemble our products at facilities in North America, Europe, China and Australia.

Global Capabilities.  Because many of our customers manufacture and sell their products on a global basis, we believe we have a strong competitive advantage by having dedicated sales, engineering, manufacturing and assembly capabilities on a global basis. We have these capabilities to support our customers in North America, Europe, China and Australia.

Strong Relationships with Leading Customers and Major Fleets.  Because of our comprehensive product offerings, brand names and innovative product features, we believe we are an important long-term global supplier to many of the leading heavy-truck, construction and specialty commercial vehicle manufacturers such as International (Navistar), PACCAR, Caterpillar, Daimler Trucks, Volvo/Mack, Oshkosh Corporation, Komatsu, MAN and Deere & Co. In addition, through our sales force and engineering teams, we maintain active relationships with the major heavy-duty truck fleet organizations that are end users of our products such as Yellow Roadway Corp., Swift Transportation, Schneider National and Ryder Leasing. As a result of our high-quality, innovative products, well-recognized brand names and customer service, a majority of the largest 100 fleet operators specifically request certain of our products.

Significant Barriers to Entry.  We believe we are a leader in providing system solutions and products to long running platforms. Considerable barriers to entry exist, including significant investment and engineering requirements, stringent technical and manufacturing requirements, high transition costs for OEMs to shift production to new suppliers, just-in-time delivery requirements and strong brand name recognition.

Proven Management Team.  Our management team is highly respected within the commercial vehicle market, and our six executive officers have a combined average of 30 years of experience in the industry. We believe that our team has substantial depth in critical operational areas and has demonstrated success in reducing costs, integrating business acquisitions, improving processes through cyclical periods and revenue expansion through product, market and customer diversification.

Business Strategy

Our primary growth strategies are as follows:

Increase Content, Expand Customer Penetration and Leverage System Opportunities.  We believe we are one of the only integrated commercial vehicle suppliers that can offer complete cab systems. We are focused on securing additional sales from our existing customer base, and we actively cross-market a diverse portfolio of products to our customers to increase our content on the cabs manufactured by these OEMs. These products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. We have established operations in North America,

Europe, Asia and Australia and are aggressively working to secure new business from both existing and new customers on a global basis.

Leverage Our New Product Development Capabilities.  We continue to invest in our engineering and research and development capabilities so that we can meet the evolving demands of our customers and end users. As an example, we have recently launched a “Green” concept flooring product that addresses the truck idling concerns by improving temperature retention within the cab, thus reducing the need for idling which conserves fuel. In addition, this new flooring, marketed as ComforTEKtm, for the aftermarket is manufactured using recycled materials. We believe we will continue to design and develop new products that add or improve content and increase cab comfort and safety.

Capitalize on Operating Leverage.  We continuously seek ways to lower costs, enhance product quality, improve manufacturing efficiencies and increase product throughput and we continue to utilize our Lean Manufacturing and Total Quality Production Systems program philosophy. We believe our ongoing cost saving initiatives, supplier consolidation and sourcing efforts will enable us to continue to lower our manufacturing costs. As a result, we believe we are well positioned to improve our operating margins and capitalize on any volume increases with minimal additional capital expenditures.

Grow Sales to the Aftermarket.  While commercial vehicles have a relatively long life, certain components, such as seats, wipers and mirrors, are replaced more frequently. We believe this provides increased opportunities for our aftermarket products as the number of vehicles in operation increases, along with the growing average age of vehicles and the number of miles driven per vehicle. We believe that there are opportunities to leverage our brand recognition to increase our sales to the replacement aftermarket.

Pursue Strategic Acquisitions and Continue to Diversify Revenues.  We may selectively pursue complementary strategic acquisitions that allow us to leverage the marketing, engineering and manufacturing strengths of our business and expand our revenues to new and existing customers. The markets in which we operate are fragmented and provide for consolidation opportunities. Our acquisitions have enabled us to become a global supplier with the capability to offer complete cab systems in sequence, integrating interior trim and seats with the cab structure, to provide integrated electronic systems into our cab products and to expand the breadth of our interior systems capabilities. In addition, these acquisitions have allowed us to diversify our revenue base by customer, market, location or product offering.

Corporate Information

Our principal executive offices are located at 7800 Walton Parkway, New Albany, Ohio 43054, and our telephone number is (614) 289-5360. Our website address is www.cvgrp.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

Selected Financial Data

The following table sets forth selected consolidated financial data regarding our business and certain industry information and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and notes thereto, each of which has been incorporated by reference into this prospectus supplement and the accompanying prospectus.

(Dollars in thousands, except share and per share data)	Years Ended December 31,
	2009	2008	2007	2006	2005

Statement of Operations Data(1):
Revenues	$458,569	$763,489	$696,786	$918,751	$754,481
Cost of revenues	448,912	689,284	620,145	768,913	620,031

Gross profit	9,657	74,205	76,641	149,838	134,450
Selling, general and administrative expenses	47,874	62,764	55,493	51,950	44,564
Amortization expense	389	1,379	894	414	358
Gain on sale of long-lived asset	–	(6,075)	–	–	–
Goodwill and intangible asset impairment	30,135	207,531	–	–	–
Long-lived asset impairment	17,272	–	–	–	–
Restructuring charges	3,651	–	1,433	–	–

Operating (loss) income	(89,664)	(191,394)	18,821	97,474	89,528
Other (expense) income	(11,119)	13,945	9,361	(3,468)	(3,741)
Interest expense	15,133	15,389	14,147	14,829	13,195
Loss on early extinguishment of debt	1,254	–	149	318	1,525
Expense relating to debt exchange	2,902	–	–	–	–

(Loss) income before income taxes	(97,834)	(220,728)	(4,836)	85,795	78,549
(Benefit) provision for income taxes	(16,299)	(13,969)	(1,585)	27,745	29,138

Net (loss) income	$(81,535)	$(206,759)	$(3,251)	$58,050	$49,411

(Loss) earnings per share:
Basic	$(3.74)	$(9.58)	$(0.15)	$2.74	$2.54
Diluted	(3.74)	(9.58)	(0.15)	2.69	2.51

Weighted average common shares outstanding:
Basic	21,811	21,579	21,439	21,151	19,440
Diluted	21,811	21,579	21,439	21,545	19,697

Balance Sheet Data (at end of each period):
Working capital (current assets less current liabilities)	$75,785	$87,669	$117,172	$135,368	$119,104
Total assets	250,509	354,761	599,089	590,822	543,883
Total liabilities, excluding debt	125,630	145,924	174,029	163,803	150,797
Total debt	162,644	164,895	159,725	162,114	191,009
Total stockholders’ (deficit) investment	(37,765)	43,942	265,335	264,905	202,077

Other Data:
Net cash provided by (used in):
Operating activities	$18,181	$9,743	$47,575	$36,922	$44,156
Investing activities	(7,745)	(10,134)	(53,292)	(27,625)	(188,569)
Financing activities	(5,616)	5,043	(2,394)	(27,952)	188,547
Depreciation and amortization	16,667	19,062	16,425	14,983	12,064
Capital expenditures, net	6,140	12,523	17,274	22,389	20,669
North American heavy-duty (Class 8) truck production (units)(2)	118,000	206,000	212,000	376,000	339,000

(1)	Collectively, our acquisitions of Mayflower Vehicle Systems, Inc., Monona Holdings LLC and Cabarrus Plastics, Inc. in 2005, our acquisition of C.I.E.B Kahovec Spol. s.r.o. in 2006 and our acquisition of PEKM Kabeltechnik s.r.o., Gage Industries, Inc. and Short Bark Industries, LLC in 2007 materially impacted our results of operations and as a result, our consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 are not comparable to the results of the prior periods presented without consideration of the information provided in Note 3 to our consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2005, Note 3 to our consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006, Note 3 to our consolidated financial statements contained in Items 8 of our Annual Report on Form 10-K for the year ended December 31, 2007 and Note 3 to our consolidated financial statements contained in Item 8 of our Annual Report on Form 10-K/A for the year ended December 31, 2008.

(2)	Source: ACT N.A. Commercial Vehicle OUTLOOK (March 2010).

The Offering

The summary below describes some of the terms of the offering. For a more complete description of our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer:	Commercial Vehicle Group, Inc.

Shares of common stock offered by Issuer:	3,800,000 shares.

Shares of common stock outstanding after the offering:	27,682,165 shares.

Over-allotment option:	570,000 shares.

Use of Proceeds:	We intend to use the net proceeds from this offering for general corporate and working capital purposes, including to fund strategic initiatives that we may undertake from time to time. Such strategic initiatives may include future acquisitions, joint ventures or international “greenfield” expansion. As of the date of this prospectus supplement, we have not entered into any agreements, commitments or understandings relating to any significant transaction of this type. Although we have no current plans to do so, we may, if our circumstances change, use a portion of the net proceeds to reduce our long-term indebtedness. See “Use of Proceeds.”

Dividends:	We have not declared or paid any dividends to the holders of our common stock in the past and do not anticipate paying dividends in the foreseeable future. Any future payment of dividends is within the discretion of the Board of Directors and will depend upon, among other factors, the capital requirements, operating results and financial condition of the Company. In addition, our ability to pay cash dividends is limited under the terms of the credit agreement governing our revolving credit facility, second lien term loan, third lien notes and 8% senior notes. See “Price Range of Common Stock and Dividend Policy.”

NASDAQ Global Select Market symbol:	“CVGI”

Risk Factors:	Investing in our common stock involves substantial risks. You should carefully consider all the information in this prospectus supplement prior to investing in our common stock. In particular, we urge you to carefully consider the factors set forth under “Risk Factors.”

The number of shares outstanding after the offering is based on 23,882,165 shares outstanding as of March 18, 2010 and includes 1,223,421 shares of unvested restricted stock issued to employees and directors under our equity incentive plans. The number of outstanding shares after the offering does not include, in each case as of March 18, 2010:

■	685,709 shares subject to outstanding stock options at a weighted average exercise price of $12.68 per share;

■	656,038 additional shares of common stock reserved for issuance under our equity incentive plans; or

■	156,787 shares reserved for issuance upon the exercise of outstanding stock purchase warrants at an exercise price of $0.35 per share.

If the underwriter’s over-allotment option is exercised in full, we will issue and sell an additional 570,000 shares of our common stock and will have 28,252,165 shares outstanding after the offering.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter over-allotment option.

Risk Factors

You should carefully consider the risks described below before making an investment decision. If any of these risks and uncertainties were to actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment. These risks and uncertainties include, but are not limited to, the following:

Risks Related to Our Business

The agreement governing our revolving credit facility contains financial covenants, and that agreement and the agreement governing our second lien term loan (the “second lien term loan”), the indenture governing the 11%/13% third lien senior secured notes (the “third lien notes”) and the indenture governing the 8.0% senior notes due 2013 (the “8% senior notes”) contain other covenants that may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions. If we are unable to comply with these covenants, our business, results of operations and liquidity could be materially and adversely affected.

We entered into a loan and security agreement on January 7, 2009 (the “Loan and Security Agreement”) providing for a new revolving credit facility that replaced our prior revolving credit facility. Under the Loan and Security Agreement, we are required, under certain circumstances, to comply with a minimum EBITDA covenant or a fixed charge coverage ratio covenant, as described in more detail under “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. On March 12, 2009, we entered into a first amendment to the Loan and Security Agreement to provide us with relief under the minimum EBITDA covenant in 2009 and to make certain other changes, including an increase in the applicable margin for borrowings, capital expenditure limitations for 2009 and a temporary decrease in domestic availability. On August 4, 2009, we entered into a second amendment to the Loan and Security Agreement, pursuant to which the lender agreed, among other things, to waive a covenant default resulting from our failure to be in compliance with the minimum EBITDA covenant as of June 30, 2009. We continue to operate in a challenging economic environment, and our ability to comply with the new covenants in the Loan and Security Agreement may be affected in the future by economic or business conditions beyond our control. If we are not able to comply with these covenants when required and we are unable to obtain necessary waivers or amendments from the lender, we would be precluded from borrowing under the Loan and Security Agreement. If we are unable to borrow under the Loan and Security Agreement, we will need to meet our capital requirements using other sources. Alternative sources of liquidity may not be available on acceptable terms, if at all. In addition, if we do not comply with the financial or other covenants in the Loan and Security Agreement when required, the lender could declare an event of default under the Loan and Security Agreement, and our indebtedness thereunder could be declared immediately due and payable, which would also result in an event of default under the second lien term loan, the third lien notes and the 8% senior notes. The lender would also have the right in these circumstances to terminate any commitments it has to provide further borrowings. Any of these events would have a material adverse effect on our business, financial condition and liquidity.

In addition, the Loan and Security Agreement contains covenants that, among other things, restrict our ability to:

■	incur liens;

■	incur or assume additional debt or guarantees or issue preferred stock;

■	pay dividends, or make redemptions and repurchases, with respect to capital stock;

■	prepay, or make redemptions and repurchases of, subordinated debt;

■	make loans and investments;

■	make capital expenditures;

■	engage in mergers, acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates;

■	change the business conducted by us or our subsidiaries; and

■	amend the terms of subordinated debt.

The second lien credit agreement (the “Second Lien Credit Agreement”), the indenture governing our second lien term loan, the indenture governing the 8% senior notes, and the indenture governing the third lien notes also contain restrictive covenants. The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

Our substantial amount of indebtedness may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

The aggregate amount of our outstanding indebtedness was $162.6 million as of December 31, 2009. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our indebtedness, combined with our lease and other financial obligations and contractual commitments could have other important consequences to you as a stockholder. For example, it could:

■	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the revolving credit facility, the second lien term loan, the third lien notes and the 8% senior notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the Loan and Security Agreement, the Second Lien Credit Agreement and the indentures governing the third lien notes and the 8% senior notes;

■	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

■	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

■	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

■	place us at a competitive disadvantage compared to our competitors that have less debt; and

■	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above listed factors could materially adversely affect our business, financial condition and results of operations.

The Loan and Security Agreement, the Second Lien Credit Agreement and the indentures governing the third lien notes and the 8% senior notes contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. For example, our ability to use the net proceeds from this offering to make acquisitions or other equity investments is significantly restricted under one or more of these agreements. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations. We may not be able to refinance or restructure our indebtedness before it becomes due.

Our ability to pay interest on and principal of the revolving credit facility, the second lien term loan, the third lien notes and the 8% senior notes and to satisfy our other debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

Our revolving credit facility and the second lien term loan are due in 2012, and the third lien notes and the 8% senior notes are due in 2013. We may not be able to refinance or restructure our revolving credit facility or our long-term debt before it becomes due. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the revolving credit facility, the second lien term loan, the third lien notes and the 8% senior notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of the Loan and Security Agreement, the Second Lien Credit Agreement, the indenture governing the third lien notes and the indenture governing the 8% senior notes, or any agreements governing any future debt instruments, restrict us from adopting some of these alternatives. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of our long-term debt.

Volatility and cyclicality in the commercial vehicle market could adversely affect us.

Our profitability depends in part on the varying conditions in the commercial vehicle market. This market is subject to considerable volatility as it moves in response to cycles in the overall business environment and is particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Sales of commercial vehicles have historically been cyclical, with demand affected by such economic factors as industrial production, construction levels, demand for consumer durable goods, interest rates and fuel costs. For example, North American commercial vehicle sales and production experienced a downturn from 2000 to 2003 due to a confluence of events that included a weak economy, an oversupply of new and used vehicle inventory and lower spending on commercial vehicles and equipment. In addition, North American commercial vehicle sales and production experienced a downturn during 2007 and 2008 as a result of pre-orders in 2006 in anticipation of the new EPA emission standards becoming effective in 2007 and general weakness in the North American economy and corresponding decline in the need for commercial vehicles to haul freight tonnage in North America, among other factors. These downturns had a material adverse effect on our business during the same periods. We cannot provide any assurance as to the length or ultimate level of the recovery of the current decline. We also cannot predict that the industry will follow past cyclical patterns that might include strong pre-orders in advance of new emissions standards or declines driven by post-EPA standards or economic conditions. North American Class 8 production levels in 2009 were down approximately 42% over 2008 as the overall weakness in the North American economy and credit markets continue to put pressure on the demand for new vehicles. If unit production of Class 8 heavy trucks remains depressed or declines further in 2010, it may continue to adversely affect our business and results of operations.

Our results of operations could be significantly lower as a result of the severe downturn in the U.S. and global economy.

Our results of operations are directly impacted by changes in the United States economy and global economic conditions. The significant downturn in the United States and global economies in 2009 lowered demand for our products. This lower demand reduced our revenues by approximately 40% for the year ended December 31, 2009 compared to the prior year period and reduced our operating income. It is uncertain if economic conditions will deteriorate further, or when economic conditions will improve. A prolonged recession could result in lower earnings and reduced cash flow that, over time, could have a material adverse impact on our ability to fund our operations and capital requirements.

Current economic conditions and disruptions in the credit and financial markets could have an adverse effect on our business, financial condition and results of operations.

Recently, the financial markets experienced a period of unprecedented turmoil, including the bankruptcy, restructuring or sale of certain financial institutions and the intervention of the U.S. federal government. While the ultimate outcome of these events cannot be predicted, they may have a material adverse effect on our liquidity and financial condition if our ability to borrow money to finance our operations were to be impaired. The crisis in the financial markets may also have a material adverse impact on the availability and cost of credit in the future. Our ability to pay our debt or refinance our obligations under our Loan and Security Agreement and the other agreements governing our outstanding indebtedness will depend on our future performance, which will be affected by, among other things, prevailing economic conditions. In addition, tightening of credit markets may have an adverse impact on our customers’ ability to finance the purchase of new commercial vehicles or our suppliers’ ability to provide us with raw materials, either of which could adversely affect our business and results of operations.

Our profitability could be adversely affected if the actual production volumes for our customers’ vehicles are significantly lower than expected.

We incur costs and make capital expenditures based upon estimates of production volumes for our customers’ vehicles. While we attempt to establish a price for our components and systems that will compensate for variances in production volumes, if the actual production of these vehicles is significantly less than anticipated, our gross margin on these products would be adversely affected. We enter into agreements with our customers at the beginning of a given platform’s life to supply products for that platform. Once we enter into such agreements, fulfillment of our purchasing requirements is our obligation for the entire production life of the platform, with terms ranging from five to seven years, and we have no provisions to terminate such contracts. We may become committed to supply products to our customers at selling prices that are not sufficient to cover the direct cost to produce such products. We cannot predict our customers’ demands for our products either in the aggregate or for particular reporting periods. If customers representing a significant amount of our revenues were to purchase materially lower volumes than expected, it would have a material adverse effect on our business, financial condition and results of operations.

Our major OEM customers may exert significant influence over us.

The commercial vehicle component supply industry has traditionally been highly fragmented and serves a limited number of large OEMs. As a result, OEMs have historically had a significant amount of leverage over their outside suppliers. Our contracts with major OEM customers generally provide for an annual productivity cost reduction. Historically, cost reductions through product design changes, increased productivity and similar programs with our suppliers have generally offset these customer-imposed productivity cost reduction requirements. However, if we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected. In addition, changes in OEMs’ purchasing policies or payment practices could have an adverse effect on our business.

We may be unable to successfully implement our business strategy and, as a result, our businesses and financial position and results of operations could be materially and adversely affected.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control. For example, we may not be successful in implementing our strategy if unforeseen factors emerge that diminish the expected growth in the commercial vehicle markets we supply, or we experience increased pressure on our margins. In addition, we may not succeed in integrating strategic acquisitions and our pursuit of additional strategic acquisitions may lead to resource constraints which could have a negative impact on our ability to meet customers’ demands, thereby adversely affecting our relationships with those customers. As a result of such business or competitive factors, we may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies. Any failure to successfully implement our business strategy could adversely affect our business, results of operations and growth potential.

Developing product innovations has been and will continue to be a significant part of our business strategy. We believe that it is important that we continue to meet our customers’ demands for product innovation, improvement and enhancement, including the continued development of new-generation products, design improvements and innovations that improve the quality and efficiency of our products. However, such development will require us to continue to invest in research and development and sales and marketing. In the future, we may not have sufficient resources to make such necessary investments, or we may be unable to make the technological advances necessary to carry out product innovations sufficient to meet our customers’ demands. We are also subject to the risks generally associated with product development, including lack of market acceptance, delays in product development and failure of products to operate properly. We may, as a result of these factors, be unable to meaningfully focus on product innovation as a strategy and may therefore be unable to meet our customers’ demands for product innovation.

If we are unable to obtain raw materials at favorable prices, it could adversely impact our results of operations and financial condition.

Numerous raw materials are used in the manufacture of our products. Steel, aluminum, petroleum-based products, copper, resin, foam, fabrics, wire and wire components account for the most significant portion of our raw material costs. Although we currently maintain alternative sources for raw materials, our business is subject to the risk of price increases and periodic delays in delivery. For example, we are currently being assessed surcharges on certain purchases of steel, copper and other raw materials. If we are unable to purchase certain raw materials required for our operations for a significant period of time, our operations would be disrupted, and our results of operations would be adversely affected. In addition, if we are unable to pass on the increased costs of raw materials to our customers, this could adversely affect our results of operations and financial condition.

We may be unable to complete additional strategic acquisitions or we may encounter unforeseen difficulties in integrating acquisitions.

We may pursue additional acquisition targets that will allow us to continue to expand into new geographic markets, add new customers, provide new product, manufacturing and service capabilities and increase penetration with existing customers. However, we expect to face competition for acquisition candidates, which may limit the number of our acquisition opportunities and may lead to higher acquisition prices. Moreover, acquisitions of businesses may require additional debt financing, resulting in additional leverage. The covenants in the agreement governing our revolving credit facility, second lien term loan, third lien notes and 8% senior notes may further limit our ability to complete acquisitions. There can be no assurance that we will find attractive acquisition candidates or successfully integrate acquired businesses into our existing business. If we fail to complete additional acquisitions, we may have difficulty competing with more thoroughly integrated competitors and our results of operations could be adversely affected. To the extent that we do complete additional acquisitions, if the expected synergies from such acquisitions do not materialize or we fail to successfully integrate such new businesses into our existing businesses, our results of operations could also be adversely affected.

We may be adversely impacted by labor strikes, work stoppages and other matters.

The hourly workforces at our Norwalk and Shadyside, Ohio facilities and Mexico operations are unionized. The unionized employees at these facilities represented approximately 43% of our employees in our North American operations as of December 31, 2009. We are currently in negotiations with the union at our Norwalk facility regarding the closure of that facility. We have experienced limited unionization efforts at certain of our other North American facilities from time to time. In addition, 60% of our employees at our Europe and Asia operations are represented by a shop steward committee, which may seek to limit our flexibility in our relationship with these employees. We cannot assure you that we will not encounter future unionization efforts or other types of conflicts with labor unions or our employees.

Many of our OEM customers and their suppliers also have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their other suppliers could result in slow-downs or closures of assembly plants where our products are included in assembled commercial vehicles. In the event that one or more of our customers or their suppliers experience a material work stoppage, such work stoppage could have a material adverse effect on our business.

Our businesses are subject to statutory environmental and safety regulations in multiple jurisdictions, and the impact of any changes in regulation and/or the violation of any applicable laws and regulations by our businesses could result in a material and adverse effect on our financial condition and results of operations.

We are subject to foreign, federal, state, and local laws and regulations governing the protection of the environment and occupational health and safety, including laws regulating air emissions, wastewater discharges, the generation, storage, handling, use and transportation of hazardous materials; the emission and discharge of hazardous materials into the soil, ground or air; and the health and safety of our colleagues. We are also required to obtain permits from governmental authorities for certain of our operations. We cannot assure you that we are, or have been, in complete compliance with such environmental and safety laws, regulations and permits. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. In some instances, such a fine or sanction could have a material and adverse effect on us. The environmental laws to which we are subject have become more stringent over time, and we could incur material expenses in the future to comply with environmental laws. We are also subject to laws imposing liability for the cleanup of contaminated property. Under these laws, we could be held liable for costs and damages relating to contamination at our past or present facilities and at third party sites to which we sent waste containing hazardous substances. The amount of such liability could be material.

Several of our facilities are either certified as, or are in the process of being certified as ISO 9001, 14000, 14001 or TS16949 (the international environmental management standard) compliant or are developing similar environmental management systems. Although we have made, and will continue to make, capital expenditures to implement such environmental programs and comply with environmental requirements, we do not expect to make material capital expenditures for environmental controls in 2010 or 2011. The environmental laws to which we are subject have become more stringent over time, and we could incur material costs or expenses in the future to comply with environmental laws.

Certain of our operations generate hazardous substances and wastes. If a release of such substances or wastes occurs at or from our properties, or at or from any offsite disposal location to which substances or wastes from our current or former operations were taken, or if contamination is discovered at any of our current or former properties, we may be held liable for the costs of cleanup and for any other response by governmental authorities or private parties, together with any associated fines, penalties or damages. In most jurisdictions, this liability would arise whether or not we had complied with environmental laws governing the handling of hazardous substances or wastes.

We may be adversely affected by the impact of government regulations on our OEM customers.

Although the products we manufacture and supply to commercial vehicle OEMs are not subject to significant government regulation, our business is indirectly impacted by the extensive governmental regulation applicable to commercial vehicle OEMs. These regulations primarily relate to emissions and noise standards imposed by the Environmental Protection Agency (“EPA”), state regulatory agencies, such as the California Air Resources Board (“CARB”), and other regulatory agencies around the world. Commercial vehicle OEMs are also subject to the National Traffic and Motor Vehicle Safety Act and Federal Motor Vehicle Safety Standards promulgated by the National Highway Traffic Safety Administration. Changes in emission standards and other proposed governmental regulations could impact the demand for commercial vehicles and, as a result, indirectly impact our operations. For example, new emission standards governing heavy-duty (Class 8) diesel engines that went into effect in the United States on October 1, 2002 and January 1, 2007 resulted in significant purchases of new trucks by fleet operators prior to such date and reduced short term demand for such trucks in periods immediately following such date. New emission standards for truck engines used in Class 5 to 8 trucks imposed by the EPA and CARB became effective in 2010. To the extent that current or future governmental regulation has a negative impact on the demand for commercial vehicles, our business, financial condition or results of operations could be adversely affected.

Our customer base is concentrated and the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms could reduce our revenues.

Sales to International, PACCAR, Volvo/Mack, Daimler Trucks, Oshkosh Trucks, and Caterpillar accounted for approximately 16%, 14%, 10%, 9%, 8% and 7%, respectively, of our revenue in 2009, and our ten largest customers accounted for approximately 72% of our revenue in 2009. The loss of any of our largest customers or the loss of significant business from any of these customers could have a material adverse effect on our business, financial condition and results of operations. Even though we may be selected as the supplier of a product by an OEM for a particular vehicle, our OEM customers issue blanket purchase orders which generally provide for the supply of that customer’s annual requirements for that vehicle, rather than for a specific number of our products. If the OEM’s requirements are less than estimated, the number of products we sell to that OEM will be accordingly reduced. In addition, the OEM may terminate its purchase orders with us at any time.

Currency exchange rate fluctuations could have an adverse effect on our revenues and results of operations.

We have operations in Europe, China, Australia and Mexico, which accounted for approximately 20% of our revenues in 2009. As a result, we generate a significant portion of our sales and incur a significant portion of our expenses in currencies other than the U.S. dollar. To the extent that we are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our financial results.

We are subject to certain risks associated with our foreign operations.

We have operations in Europe, China, Australia and Mexico, which accounted in the aggregate for approximately 20%, 26% and 23% of our total revenues for the years ended December 31, 2009, 2008 and 2007, respectively. There are certain risks inherent in our international business activities including, but not limited to:

■	the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

■	foreign customers, who may have longer payment cycles than customers in the United States;

■	tax rates in certain foreign countries, which may exceed those in the United States withholding requirements or the imposition of tariffs, exchange controls or other restrictions, including restrictions on repatriation, on foreign earnings;

■	intellectual property protection difficulties;

■	general economic and political conditions in countries where we operate, which may have an adverse effect on our operations in those countries;

■	the difficulties associated with managing a large organization spread throughout various countries; and

■	complications in complying with a variety of foreign laws and regulations, which may conflict with U.S. law.

As we continue to expand our business on a global basis, we are increasingly exposed to these risks. Our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks associated with foreign operations. We cannot assure you that these and other factors will not have a material adverse effect on our international operations or our business, financial condition or results of operations as a whole.

Our inability to compete effectively in the highly competitive commercial vehicle component supply industry could result in lower prices for our products, reduced gross margins and loss of market share, which could have an adverse effect on our revenues and operating results.

The commercial vehicle component supply industry is highly competitive. Our products primarily compete on the basis of price, breadth of product offerings, product quality, technical expertise and development capability, product delivery and product service. Increased competition may lead to price reductions resulting in reduced gross margins and loss of market share.

Current and future competitors may make strategic acquisitions or establish cooperative relationships among themselves or with others, foresee the course of market development more accurately than we do, develop products that are superior to our products, produce similar products at lower cost than we can or adapt more quickly to new technologies, industry or customer requirements. By doing so, they may enhance their ability to meet the needs of our customers or potential future customers. These developments could limit our ability to obtain revenues from new customers and to maintain existing revenues from our customer base. We may not be able to compete successfully against current and future competitors and the failure to do so may have a material adverse effect on our business, operating results and financial condition.

Our products may be rendered less attractive by changes in competitive technologies.

Changes in competitive technologies may render certain of our products less attractive. Our ability to anticipate changes in technology and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. There can be no assurance that we will be able to achieve the technological advances that may be necessary for us to remain competitive. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure to operate properly.

If we are unable to recruit or retain skilled personnel, or if we lose the services of any of our key management personnel, our business, operating results and financial condition could be materially adversely affected.

Our future success depends on our continuing ability to attract, train, integrate and retain highly skilled personnel. Competition for these employees is intense. We may not be able to retain our current key employees or attract, train, integrate or retain other highly skilled personnel in the future. Our future success also depends in large part on the continued service of key management personnel, particularly our key executive officers. If we lose the services of one or more of these individuals or other key personnel, or if we are unable to attract, train, integrate and retain the highly skilled personnel we need, our business, operating results and financial condition could be materially adversely affected.

We have only limited protection for our proprietary rights in our intellectual property, which makes it difficult to prevent third parties from infringing upon our rights.

Our success depends to a certain degree on our ability to protect our intellectual property and to operate without infringing on the proprietary rights of third parties. While we have been issued patents and have registered trademarks with respect to many of our products, our competitors could independently develop similar or superior products or technologies, duplicate our designs, trademarks, processes or other intellectual property or design around any processes or designs on which we have or may obtain patents or trademark protection. In addition, it is possible that third parties may have or acquire licenses for other technology or designs that we may use or desire to use, so that we may need to acquire licenses to, or to contest the validity of, such patents or trademarks of third parties. Such licenses may not be made available to us on acceptable terms, if at all, and we may not prevail in contesting the validity of third party rights.

In addition to patent and trademark protection, we also protect trade secrets, know-how and other confidential information against unauthorized use by others or disclosure by persons who have access to them, such as our employees, through contractual arrangements. These arrangements may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our revenues could be materially adversely affected.

Our products may be susceptible to claims by third parties that our products infringe upon their proprietary rights.

As the number of products in our target markets increases and the functionality of these products further overlaps, we may become increasingly subject to claims by a third party that our technology infringes such party’s proprietary rights. Regardless of their merit, any such claims could be time consuming and expensive to defend, may divert management’s attention and resources, could cause product shipment delays and could require us to enter into costly royalty or licensing agreements. If successful, a claim of infringement against us and our inability to license the infringed or similar technology and/or product could have a material adverse effect on our business, operating results and financial condition.

Our operating results, revenues and expenses may fluctuate significantly from quarter-to-quarter or year-to-year, which could have an adverse effect on the market price of our stock.

For a number of reasons, including but not limited to, those described below, our operating results, revenues and expenses have in the past varied and may in the future vary significantly from quarter-to-quarter or year-to-year. These fluctuations could have an adverse effect on the market price of our common stock.

Fluctuations in Quarterly or Annual Operating Results.  Our operating results may fluctuate as a result of:

■	the size, timing, volume and execution of significant orders and shipments;

■	changes in the terms of our sales contracts;

■	the timing of new product announcements;

■	changes in our pricing policies or those of our competitors;

■	market acceptance of new and enhanced products;

■	the length of our sales cycles;

■	changes in our operating expenses;

■	personnel changes;

■	new business acquisitions;

■	changes in foreign currency exchange rates; and

■	seasonal factors.

Limited Ability to Adjust Expenses.  We base our operating expense budgets primarily on expected revenue trends. Certain of our expenses are relatively fixed and as such we may be unable to adjust expenses quickly enough to offset any unexpected revenue shortfall. Accordingly, any shortfall in revenue may cause significant variation in operating results in any quarter or year.

Based on the above factors, we believe that quarter-to-quarter or year-to-year comparisons of our operating results may not be a good indication of our future performance. It is possible that in one or more future quarters or years, our operating results may be below the expectations of public market analysts and investors. In that event, the trading price of our common stock may be adversely affected.

We may be subject to product liability claims, recalls or warranty claims, which could be expensive, damage our reputation and result in a diversion of management resources.

As a supplier of products and systems to commercial vehicle OEMs, we face an inherent business risk of exposure to product liability claims in the event that our products, or the equipment into which our products are incorporated, malfunction and result in personal injury or death. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages.

In addition, we may be required to participate in recalls involving systems or components sold by us if any prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Such a recall would result in a diversion of management resources. While we do maintain product liability insurance, we cannot assure you that it will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our results of operations.

Moreover, we warrant the workmanship and materials of many of our products under limited warranties and have entered into warranty agreements with certain OEMs that warranty certain of our products in the hands of these OEMs’ customers, in some cases for as long as seven years. Accordingly, we are subject to risk of warranty claims in the event that our products do not conform to our customers’ specifications or, in some cases in the event that our products do not conform with their customers’ expectations. It is possible for warranty claims to result in costly product recalls, significant repair costs and damage to our reputation, all of which would adversely affect our results of operations.

Equipment failures, delays in deliveries or catastrophic loss at any of our facilities could lead to production or service curtailments or shutdowns.

We manufacture or assemble our products at facilities in North America, Europe, China and Australia. An interruption in production or service capabilities at any of these facilities as a result of equipment failure or other reasons could result in our inability to produce our products, which could reduce our net revenues and earnings for the affected period. In the event of a stoppage in production at any of our facilities, even if only temporary, or if we experience delays as a result of events that are beyond our control, delivery times to our customers could be severely affected. Any significant delay in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future revenues. Our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. We may experience plant shutdowns or periods of reduced production as a result of equipment failure, delays in deliveries or catastrophic loss, which could have a material adverse effect on our business, results of operations or financial condition.

Our inability to successfully execute any planned cost reductions, restructuring initiatives or the achievement of operational efficiencies could result in the incurrence of additional costs and expenses that could adversely affect our reported earnings.

As part of our business strategy, we continuously seek ways to lower costs, improve manufacturing efficiencies and increase productivity and intend to apply this strategy to those operations acquired through acquisitions. We may be unsuccessful in achieving these objectives which could adversely affect our operating results and financial condition. In addition, we may incur restructuring charges in the future and such charges could adversely affect our operating results and financial condition. In 2009, we announced the following restructuring plans:

■	A reduction in workforce and the closure of certain manufacturing, warehousing and assembly facilities. The facilities to be closed include an assembly and sequencing facility in Kent, Washington; seat sequencing and assembly facility in Statesville, North Carolina; manufacturing facility in Lake Oswego, Oregon; inventory and product warehouse in Concord, North Carolina; and seat assembly and distribution facility in Seneffs, Belgium. The decision to reduce our workforce was the result of the extended downturn of the global economy and, in particular, the commercial vehicle markets. We substantially completed these activities as of December 31, 2009.

■	The closure of our Vancouver, Washington manufacturing facility. The decision to close the facility was the result of the extended downturn of the global economy and, in particular, the commercial vehicle markets. We substantially completed this closure as of December 31, 2009.

■	The closure and consolidation of one of our facilities located in Liberec, Czech Republic and the closing of our Norwalk, Ohio truck cab assembly facility. The closure and consolidation of our Liberec, Czech Republic facility is a result of management’s continued focus on reducing fixed costs and eliminating excess capacity. The closure of our Norwalk, Ohio facility is a result of Navistar’s decision to insource the cab assembly operations into its existing assembly facility in Escobedo, Mexico. We expect to substantially complete these activities by April 2010, but we may not be successful in reducing our costs within the expected time frame or at all.

We estimate that we will record total charges for all of these restructurings of approximately $4.0 million, consisting of approximately $2.0 million of severance costs and $2.0 million of facility closure costs. We estimate that all of the restructuring charges will be incurred as cash expenditures, of which approximately $1.9 million was incurred in 2009 and approximately $1.4 million and $0.7 million is expected to be incurred in 2010 and 2011, respectively. For the year ended December 31, 2009, we incurred charges of approximately $1.7 million in employee related costs and $2.0 million in facility closure costs.

Our earnings may be adversely affected by changes to the carrying values of our tangible and intangible assets as a result of recording any impairment charges deemed necessary in conjunction with the execution of our periodic asset impairment assessment and testing policy.

We are required to perform impairment tests annually or at any time when events occur that could affect the value of our assets. Significant and unanticipated changes in circumstances, such as the general economic environment, changes or downturns in our industry as a whole, termination of any of our customer contracts, restructuring efforts and general workforce reductions, may result in a charge for impairment that can materially and adversely affect our reported net income and our stockholders’ equity. In 2009, we determined that the continued decline in economic and industry conditions along with the closure of our Norwalk, Ohio facility were impairment indicators. As a result, we recorded impairments of approximately $30.1 million of intangible assets relating to customer relationships and trademark/tradename and approximately $17.3 million of long-lived assets. At December 31, 2009, we had other intangible assets of approximately $4.1 million.

We perform our annual indefinite-lived intangible asset impairment analysis in the second quarter of our fiscal year and whenever events and circumstances indicate that the carrying value of such assets may not be recoverable. We are also required under accounting principles generally accepted in the United States to review our amortizable intangible assets for impairment whenever events and circumstances indicate that the carrying value of such assets may not be recoverable. We may be required to record a significant charge to earnings in a period in which any impairment of our intangible assets is determined. If macroeconomic conditions deteriorate further in 2010 and beyond, we may be required to record additional impairment charges in the future.

Risks Related to Our Common Stock

Provisions in our charter documents, our stockholder rights plan and Delaware law could discourage potential acquisition proposals, could delay, deter or prevent a change in control and could limit the price certain investors might be willing to pay for our stock.

Certain provisions of our certificate of incorporation and by-laws may inhibit changes in control of our company not approved by our board of directors. These provisions include:

■	a classified board of directors with staggered terms;

■	a prohibition on stockholder action through written consents;

■	a requirement that special meetings of stockholders be called only by the board of directors;

■	advance notice requirements for stockholder proposals and director nominations;

■	limitations on the ability of stockholders to amend, alter or repeal the by-laws; and

■	the authority of the board of directors to issue, without stockholder approval, preferred stock with such terms as the board of directors may determine and additional shares of our common stock.

We are also afforded the protections of Section 203 of the Delaware General Corporation Law, which would prevent us from engaging in a business combination with a person who becomes a 15% or greater stockholder for a period of three years from the date such person acquired such status unless certain board or stockholder approvals were obtained. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

On May 21, 2009, our board of directors adopted a stockholder rights plan. The existence of the stockholder rights plan may also discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. If changes in our ownership are discouraged, delayed or prevented, it would be more difficult for our current board of directors to be removed and replaced, even if you and other stockholders believe such actions are in the best interests of us and our stockholders.

The market price of our common stock may continue to be extremely volatile.

Our stock price has fluctuated since our initial public offering in August 2004. The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, including foreign currency exchange fluctuations, the gain or loss of significant orders, changes in earnings estimates by analysts, announcements of technological innovations or new products by us or our competitors, general conditions in the commercial vehicle industry and other events or factors. In addition, the equity markets in general have recently experienced significant disruptions which have caused substantial volatility in the market price for many companies in industries similar or related to that of ours and which have been unrelated to the operating performance of these companies. The market price for shares of our common stock has declined substantially in recent months and could decline further if our future results of operations fail to meet or exceed the expectations of market analysis and investors or current economic or market conditions persist or worsen.

Our management will have broad discretion in allocating the net proceeds of this offering.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds, and you and other stockholders may not agree with our decisions. In addition, our use of the proceeds from this offering may not yield a significant return or any return at all for our stockholders. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition. See “Use of Proceeds” for a further description of how management intends to apply the proceeds from this offering.

We will have a limited number of shares of common stock available for future issuance following the completion of this offering.

Upon completion of this offering, we will have an aggregate of 819,301 shares of common stock (or 249,301 shares if the underwriter’s over-allotment is exercised in full) that are available for future issuance by us. Holders representing a majority of our outstanding shares of common stock must approve an amendment to our certificate of incorporation in order for us to increase the number of shares of common stock that we can issue in the future. At this time, we do not intend to seek such an amendment to increase our shares of authorized common stock at our upcoming annual meeting in 2010. We cannot assure you of the specific timing as to when we will seek to increase our authorized shares or, in the event we do seek such an amendment, that it will be approved by our stockholders. Until we increase our number of authorized shares of common stock, we will be limited in the number of shares that we can issue for financing purposes, in capital markets transactions or private placements, or as consideration in acquisitions or other strategic transactions.

Use of Proceeds

Based on an assumed offering price of $6.82 per share, which was the last reported sale price for our common stock on March 17, 2010, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $24.2 million, after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriter exercises its option to purchase 570,000 additional shares to cover over-allotments, we estimate that our net proceeds from the sale of our common stock in this offering will be approximately $27.9 million, after deducting underwriting discounts and commissions and estimated offering expenses, based on an assumed offering price of $6.82 per share.

We intend to use the net proceeds from this offering for general corporate and working capital purposes, including to fund strategic initiatives that we may undertake from time to time. Such strategic initiatives may include future acquisitions, joint ventures or international “greenfield” expansion. As of the date of this prospectus supplement, we have not entered into any agreements, commitments or understandings relating to any significant transaction of this type. Although we have no current plans to do so, we may, if our circumstances change, use a portion of the net proceeds to reduce our long-term indebtedness.

The amounts and timing of our use of proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. In addition, we may need to obtain the consent of our lenders under one or more of our existing debt agreements in order to undertake certain of these strategic initiatives.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2009, on an actual basis and on an as adjusted basis as to give effect to the sale of 3,800,000 shares of common stock by us pursuant to this offering, based on an assumed offering price of $6.82 per share, which is the last reported sale price for our common stock on March 17, 2010, and the application of the net proceeds therefrom as described in “Use of Proceeds.” You should read this table in conjunction with the information set forth under “Selected Financial Data” and “Use of Proceeds,” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes to those statements, incorporated by reference into this prospectus supplement and the accompanying prospectus.

(Dollars in thousands)	As of December 31, 2009
	Actual	As Adjusted

Cash and cash equivalents	$9,524	$33,740

Long-term debt (including current maturities):
Revolving credit facility(1)	$–	$–
15% second lien term loan	12,650	12,650
11%/13% third lien senior secured notes	49,921	49,921
8% senior notes due 2013	97,810	97,810
Paid-in-kind interest on 11%/13% third lien senior secured notes(2)	2,263	2,263

Total long-term debt	162,644	162,644

Stockholders’ equity:
Preferred stock, $.01 par value per share; 5,000,000 shares authorized; no shares issued and outstanding on an actual or as adjusted basis	–	–
Common stock, $.01 par value per share; 30,000,000 shares authorized; 22,070,531 issued and outstanding on an actual basis, and 25,870,531 shares issued and outstanding on an adjusted basis	$221	$259
Treasury stock purchased from employees	(1,090)	(1,090)
Additional paid-in capital	186,291	210,469
Retained loss	(199,846)	(199,846)
Accumulated other comprehensive loss	(23,341)	(23,341)

Total stockholders’ equity (deficit)	(37,765)	(13,549)

Total capitalization	$124,879	$149,095

(1)	Our revolving credit facility provides for aggregate borrowings of up to $37.5 million, subject to certain borrowing base limitations and an availability block of $10.0 million until we deliver a compliance certificate for any fiscal quarter ending March 31, 2010 or thereafter demonstrating a fixed charge coverage ratio of at least 1.1 to 1.0 for the most recent four quarters, at which time the availability block will be $7.5 million at all times while the fixed charge coverage ratio is at least 1.1 to 1.0.

(2)	We were required to pay interest entirely in pay-in-kind interest (“PIK interest”), by increasing the outstanding principal amount of the third lien notes, on the first interest payment date on February 15, 2010, at an annual rate of 13.0%. We may, at our option, elect to pay interest in cash, at an annual rate of 11.0%, or in PIK interest, at an annual rate of 13.0%, on the interest payment dates on August 15, 2010 and February 15, 2011. After February 15, 2011, we will be required to make all interest payments entirely in cash, at an annual rate of 11.0%.

Price Range of Common Stock and Dividend Policy

Trading Prices

Our common stock has been listed on the NASDAQ Global Select Market or its predecessor market since August 5, 2004 under the symbol “CVGI.” The following table sets forth, for the periods indicated and by calendar quarter, the reported high and low sales prices per share of our common stock as reported on the NASDAQ Global Select Market.

	High	Low

Fiscal Year Ending December 31, 2010:
First Quarter (through March 17, 2010)	$6.82	$4.79

Year Ended December 31, 2009:
Fourth Quarter	$8.08	$4.43
Third Quarter	$7.70	$4.16
Second Quarter	$1.94	$0.51
First Quarter	$1.62	$0.40

Fiscal Year Ended December 31, 2008:
Fourth Quarter	$7.20	$0.78
Third Quarter	$14.21	$7.11
Second Quarter	$14.42	$8.84
First Quarter	$14.86	$7.89

The last reported sales price of our common stock on the NASDAQ Global Select Market on March 17, 2010 was $6.82.

Holders of Record

As of February 26, 2010, there were 140 holders of record of our outstanding common stock.

Dividend Policy

We have not declared or paid any dividends to the holders of our common stock in the past and do not anticipate paying dividends in the foreseeable future. Any future payment of dividends is within the discretion of the Board of Directors and will depend upon, among other factors, the capital requirements, operating results and financial condition of the Company. In addition, our ability to pay cash dividends is limited under the terms of our Loan and Security Agreement and the other agreements governing our revolving credit facility, second lien term loan, third lien notes and 8% senior notes.

Material U.S. Federal Income Tax Consequences

General

The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-United States Holder. In general, a “non-United States Holder” is any person or entity that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to non-United States Holders who hold shares of common stock as capital assets. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions, which may apply to you if you relinquished United States citizenship or residence.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income tax as if they were United States citizens.

The tax treatment of a person who or that holds an interest in an entity that is treated as a partnership for United States federal income tax purposes will generally depend upon the status of such person and the activities of the entity. Persons who or that hold an interest in such an entity should consult their own tax advisors.

EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY UNITED STATES STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

Dividends

Distributions with respect to our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as tax-free return of your investment, up to your adjusted basis in our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Disposition of Common Stock.”

The portion of any distribution with respect to our common stock constituting dividends will be subject to withholding of United States federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-United States Holder that is a partnership for U.S. federal income tax purposes, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of yours, those dividends will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your tax identification number.

If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

As a non-United States Holder, you generally will not be subject to United States federal income tax on any gain recognized on the sale or other disposition of common stock unless:

■	the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of yours (and, in which case, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty;

■	you are an individual who holds the common stock as a capital asset and are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

■	we are or become a United States Real Property Holding Corporation (“USRPHC”). We believe that we are not currently, and are not likely not to become, a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of common stock by you generally would not be subject to United States federal income tax provided:

■	the common stock was “regularly traded on an established securities market”; and

■	you do not actually or constructively own more than 5% of the common stock during the shorter of (i) the five-year period preceding the disposition or (ii) your holding period.

Federal Estate Tax

If you are an individual, common stock held at the time of your death will be included in your gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding is generally imposed at a rate currently not to exceed 28% on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock at a rate currently not to exceed 28% unless you certify your non-United States status.

The payment of proceeds of a sale of common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-United States status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more United States persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-United States Holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Underwriting

Under an underwriting agreement, dated March   , 2010, we have agreed to sell to the underwriter named below the indicated number of our common shares.

Number of
Underwriter	Shares

Robert W. Baird & Co. Incorporated	3,800,000

Total	3,800,000

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the over-allotment option we describe below.

Over-Allotment Option

We have granted to the underwriter a 30-day option to purchase on a pro-rata basis up to 570,000 additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of our common stock.

Offering Price

The underwriter proposes to offer the shares of our common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession not to exceed $      per share.

Commissions and Expenses

The underwriter and selling group members may allow a concession not to exceed $      per share on sales to other broker/dealers. After the offering, the representatives may change the public offering price and concession and discount to broker/dealers. As used in this section:

■	The underwriter is a securities broker/dealer that is a party to the underwriting agreement and will have a contractual commitment to purchase shares of our common stock from us.

■	Selling group members are securities broker/dealers to whom the underwriter may sell shares of our common stock at the public offering price less the selling concession above, but who do not have a contractual commitment to purchase shares from us.

■	Broker/dealers are firms registered under applicable securities laws to sell securities to the public.

■	The syndicate consists of the underwriters and the selling group members.

The following table summarizes the compensation to be paid to the underwriter:

Total
		Without Over-	With Over-
	Per Share	Allotment	Allotment

Underwriting discounts and commissions payable by us	$	$	$

The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to us per share of common stock. The underwriter’s compensation was determined through arms’ length negotiations between us and the underwriter.

We estimate the expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $275,000. Expenses include the SEC filing fees, FINRA filing fees, NASDAQ Global Select Market listing fees, printing, legal, accounting and transfer agent and registrar fees, and other miscellaneous fees and expenses.

NASDAQ Global Select Market Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CVGI.” We cannot assure you that prices at which our shares trade in the public market after this offering will not be lower than the public offering price.

Lock-Up Agreements

We and our directors and executive officers have agreed not to offer, sell, transfer, pledge, contract to sell, transfer or pledge, or file with the SEC a registration statement under the Securities Act relating to any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of shares of our common stock without the prior written consent of Robert W. Baird & Co. Incorporated for a period of 90 days after the date of this prospectus, except that these restrictions will not apply to our ability to grant employee or director equity incentive awards under the terms of equity incentive plans in effect on the date of this prospectus or to issue our common stock upon any exercise of options. The restrictions will also not apply to transfers by our directors and executive officers by gift, will or intestacy so long as the transferee agrees not to make further transfers of the shares during the 90-day period. The restrictions will also not apply to transactions relating to sales of our common stock or other securities acquired in the open market after this offering.

Indemnity

We have agreed to indemnify, severally and not jointly, the underwriter against liabilities under the Securities Act or to contribute to payments that the underwriter may be required to make in that respect.

Stabilization

The underwriter may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

■	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position.

■	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

■	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

The underwriter and its affiliates have provided, and may provide in the future, advisory and investment banking services to us, for which they have received and would receive customary compensation.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each Member State, or Relevant Member State, of the European Economic Area that has implemented the Prospectus Directive, the underwriter has represented and agreed that, with effect from and including the date, or the Relevant Implementation Date, on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to such common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(d)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of the common stock referred to in (a) to (d) above shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

For the purposes of this provision, the expression an “offer of the common stock to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Commercial Vehicle Group, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal Matters

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois will pass upon certain legal matters relating to this offering. Godfrey & Kahn, S.C., Milwaukee, Wisconsin, will pass upon certain legal matters relating to this offering for the underwriter.

Experts

The financial statements and the related financial statement schedules, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. We also filed a registration statement on Form S-3, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement, but do not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can also find our public filings with the SEC on the internet at a web site maintained by the SEC located at http://www.sec.gov.

Incorporation of Certain Information by Reference

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 12, 2010.

Information in this prospectus supplement supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both the prospectus and the incorporated documents.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in the prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Corporate Secretary
Commercial Vehicle Group, Inc.
7800 Walton Parkway
New Albany, Ohio 43054
(614) 289-5360

You can also find these filings on our website at www.cvgrp.com. We are not incorporating the information on our website other than these filings into this prospectus.

PROSPECTUS

Commercial Vehicle Group, Inc.

Common Stock
Debt Securities

We may offer and sell, from time to time, in one or more offerings, any combination of debt and equity securities which we describe in this prospectus having a total initial offering price not exceeding $200,000,000. The selling stockholders may offer and sell up to 344,014 shares of our common stock from time to time under this prospectus, which shares are issuable upon exercise of warrants held by selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we offer securities, we will provide one or more supplements to this prospectus that contains specific information about the offering and the terms of any securities being sold. Before investing, you should carefully read this prospectus and any related prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Our common stock is traded on The NASDAQ Global Select Market under the symbol “CVGI.” On February 2, 2010, the last reported sale price of our common stock on The NASDAQ Global Select Market was $5.00 per share.

Investing in our common stock involves risks. See “Risk Factors” on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 4, 2010.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The selling stockholders also may use the shelf registration statement to sell up to an aggregate of 344,014 shares of our common stock from time to time in the public market. We will not receive any proceeds from the sale of common stock by the selling shareholders. The selling shareholders will deliver a supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The selling stockholders may sell their shares of common stock through any means described in the section entitled “Plan of Distribution.”

We and the selling stockholders have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to the “Company,” “we,” “us” and “our” and similar terms refer to Commercial Vehicle Group, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to our “common stock” refer to the common stock of Commercial Vehicle Group, Inc.

ii

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and in the Investor Relations section of our website at http://www.cvgrp.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008 filed with the SEC on November 20, 2009 (which amends and supercedes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 16, 2009);

•	our Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 filed with the SEC on November 20, 2009 (which amends and supercedes our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 8, 2009);

•	our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2009 filed with the SEC on November 20, 2009 (which amends and supercedes our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 10, 2009);

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 6, 2009;

•	our Current Reports on Form 8-K filed with the SEC on March 16, 2009, April 30, 2009, May 18, 2009, May 22, 2009, August 5, 2009 and December 11, 2009; and

•	The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on May 21, 2004 (Registration No. 333-115708), including exhibits, and as may be subsequently amended from time to time, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on August 5, 2004 (Registration No. 000-50890); and the description of the Company’s stockholder rights plan contained in the registration statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on May 22, 2009 (Registration No. 001-34365).

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on

Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Commercial Vehicle Group, Inc.
7800 Walton Parkway
New Albany, Ohio 43054
(614) 289-5360
Attention: Secretary

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions, as well as future or conditional verbs such as “will,” “should,” “would,” and “could,” are intended to identify forward-looking statements. These forward-looking statements represent management’s current reasonable expectations and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, risks, and uncertainties include but are not limited to the factors described under “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K/A and any subsequently filed Quarterly Reports on Form 10-Q or Form 10-Q/A, and the following:

•	the continued severe downturn in the U.S. and global economies;

•	continued disruptions in the credit and financial markets;

•	volatility and cyclicality in the commercial vehicle market;

•	production volumes for our customers’ vehicles;

•	the ability of our major original equipment manufacturer (“OEM”) customers to exert influence over us;

•	our inability to successfully implement our business strategy;

•	our inability to obtain raw materials at favorable prices;

•	our inability to complete additional strategic acquisitions;

•	the occurrence of labor strikes or work stoppages;

•	changes in statutory environmental and safety regulations or violations of applicable laws and regulations;

•	the impact of government regulations (foreign and domestic) on our OEM customers;

•	the concentration of our customer base or the discontinuation of a particular commercial vehicle platform;

•	currency exchange rate fluctuations;

•	risks associated with our foreign operations;

•	competition in the commercial vehicle component supply industry;

•	changes in competitive technologies;

•	our inability to recruit or retain skilled personnel, or the loss of services of any of our key management personnel;

•	our inability to protect our intellectual property rights;

•	claims by third parties that our products infringe upon their proprietary rights;

•	product liability claims, recalls or warranty claims;

•	equipment failures, delays in deliveries or catastrophic loss at any of our facilities leading to production or service curtailments or shutdowns;

•	our inability to comply with covenants in agreements governing our indebtedness;

•	our inability to implement our business strategy due to restrictions contained in our debt documents;

•	our inability to successfully execute any planned cost reductions, restructuring initiatives or the achievement of operational efficiencies; and

•	additional impairment charges.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

OUR COMPANY

We are a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agricultural markets, and the specialty and military transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles.

We are differentiated from suppliers to the automotive industry by our ability to manufacture low volume customized products on a sequenced basis to meet the requirements of our customers. We believe that we have the number one or two position in most of our major markets and that we are the only supplier in the North American commercial vehicle market that can offer complete cab systems including cab body assemblies, sleeper boxes, seats, interior trim, flooring, wire harnesses, panel assemblies and other structural components. We believe our products are used by virtually every major North American commercial vehicle OEM, which we believe creates an opportunity to cross-sell our products and offer a fully integrated system solution.

Demand for our products is generally dependent on the number of new commercial vehicles manufactured, which in turn is a function of general economic conditions, interest rates, changes in governmental regulations, consumer spending, fuel costs and our customers’ inventory levels and production rates.

New commercial vehicle demand in the North American Class 8 truck market has historically been cyclical and is particularly sensitive to the industrial sector of the economy, which generates a significant portion of the freight tonnage hauled by commercial vehicles. Production of Class 8 heavy trucks in North America initially peaked in 1999 and experienced a downturn from 2000 to 2003 that was due to a weak economy, an oversupply of new and used vehicle inventory and lower spending on commercial vehicles and equipment. Demand for commercial vehicles improved from 2004 to 2006 due to broad economic recovery in North America, corresponding growth in the movement of goods, the growing need to replace aging truck fleets and OEMs receiving larger than expected pre-orders in anticipation of the new EPA emissions standards becoming effective in 2007. During 2007 and 2008, the demand for North American Class 8 heavy trucks experienced a downturn as a result of pre-orders in 2006 and weakness in the North American economy and corresponding decline in the need for commercial vehicles to haul freight tonnage in North America as well as a global decline in demand for heavy and medium duty construction vehicles.

New commercial vehicle demand in the global construction equipment market generally follows certain economic conditions around the world. Within the construction market, there are two classes of construction equipment, the medium/heavy equipment market (weighing over 12 metric tons) and the light construction equipment market (weighing below 12 metric tons). Demand in the medium/heavy construction equipment market is typically related to the level of larger scale infrastructure development projects such as highways, dams, harbors, hospitals, airports and industrial development as well as activity in the mining, forestry and other raw material based industries. Demand in the light construction equipment market is typically related to certain economic conditions such as the level of housing construction and other smaller-scale developments and projects. Our products are primarily used in the medium/heavy construction equipment markets.

Our principal executive offices are located at 7800 Walton Parkway, New Albany, Ohio, 43054, and our telephone number is (614) 289-5360. Our website address is www.cvgrp.com. The information found on our website is not part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K/A, as updated by our quarterly reports on Form 10-Q/A for the quarters ended March 31, 2009 and June 30, 2009 and on Form 10-Q for the quarter ended September 30, 2009 and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preference dividends for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months
	Ended
	September 30,		Year Ended December 31,
	2009		2008		2007		2006		2005		2004

Ratio of Earnings to Fixed Charges	(2.84	)x	(10.76	)x	0.71	x	6.08	x	5.79	x	3.40x

For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes and cumulative effect of change in accounting principles plus fixed charges. Fixed charges include interest expense (including amortization of deferred financing costs) and an estimate of operating rental expense, approximately 20%, which management believes is representative of the interest component.

Earnings before fixed charges were inadequate to cover fixed charges by $56.7 million, $220.7 million and $4.8 million for the nine months ended September 30, 2009, the year ended December 31, 2008 and the year ended December 31, 2007, respectively.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

We may issue senior or subordinated debt securities, which will be direct, general obligations of Commercial Vehicle Group, Inc. that may be secured or unsecured.

The senior debt securities will constitute part of our senior debt, will be issued under the senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under the subordinated debt indenture described below and will be subordinate in right of payment to all of our “senior debt,” as defined in the indenture with respect to subordinated debt securities. The prospectus supplement for any series of subordinated debt securities or the information incorporated in this prospectus by reference will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior debt or other indebtedness.

When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The debt securities may have the benefit of guarantees (each, a “guarantee”) by one or more of our subsidiaries (each, a “guarantor”) on a senior or subordinated basis. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the applicable indenture.

The senior debt securities and subordinated debt securities will be governed by an indenture between us and one or more trustees selected by us. We will file the forms of indentures with the SEC as exhibits to our registration statement, of which this prospectus is a part. See “Where You Can Find More Information” above for information on how to obtain copies of them. The indentures are substantially identical, except for certain provisions including those relating to subordination, which are included only in the indenture related to subordinated debt securities. When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

Series of Debt Securities

We may issue multiple debt securities or series of debt securities under either indenture. This section summarizes terms of the securities that apply generally to all debt securities and series of debt securities. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to “reopen” a previously issued series of debt securities and issue additional debt securities of that series. We will describe most of the financial and other specific terms of a particular series, whether it be a series of the senior debt securities or subordinated debt securities, in the prospectus supplement for that series. Those terms may vary from the terms described here.

Amounts of Issuances

The indentures do not limit the amount of debt securities that may be issued under them. We may issue the debt securities from time to time in one or more series. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or prospectus supplement, we may reopen a series and issue additional debt securities of that series without the consent of the holders of the outstanding debt securities of that series.

Principal Amount, Stated Maturity and Maturity

Unless otherwise stated, the principal amount of a debt security means the principal amount payable at its stated maturity, unless that amount is not determinable, in which case the principal amount of a debt security is its face amount.

The term “stated maturity” with respect to any debt security means the day on which the principal amount of the debt security is scheduled to become due. The principal may become due sooner, by reason of redemption or acceleration after a default or otherwise in accordance with the terms of the debt security. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the days when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of a debt security without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Specific Terms of Debt Securities

The applicable prospectus supplement will describe the specific terms of the debt securities, which will include some or all of the following:

•	the title of the series and whether it is a senior debt security or a subordinated debt security;

•	any limit on the total principal amount of the debt securities of the same series;

•	the stated maturity;

•	the currency or currencies for principal and interest, if not U.S. dollars;

•	the price at which we originally issue the debt security, expressed as a percentage of the principal amount, and the original issue date;

•	whether the debt security is a fixed rate debt security, a floating rate debt security or an indexed debt security;

•	if the debt security is a fixed rate debt security, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is a floating rate debt security, the interest rate basis; any applicable index currency or index maturity, spread or spread multiplier or initial base rate, maximum rate or minimum rate; the interest reset, determination, calculation and payment dates; the day count convention used to calculate interest payments for any period; the business day convention; and the calculation agent;

•	if the debt security is an indexed debt security, the principal amount, if any, we will pay at maturity, interest payment dates, the amount of interest, if any, we will pay on an interest payment date or the formula we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for or payable in cash, securities or other property;

•	if the debt security may be converted into or exercised or exchanged for common or preferred stock or other securities of the Company or debt or equity securities of one or more third parties, the terms on which conversion, exercise or exchange may occur, including whether conversion, exercise or exchange is mandatory, at the option of the holder or at our option, the period during which conversion, exercise or exchange may occur, the initial conversion, exercise or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion, exercise or exchange may be adjusted;

•	if the debt security is also an original issue discount debt security, the yield to maturity;

•	if applicable, the circumstances under which the debt security may be redeemed at our option or repaid at the holder’s option before the stated maturity, including any redemption commencement date, repayment date(s), redemption price(s) and redemption period(s);

•	the authorized denominations, if other than $1,000 and integral multiples of $1,000;

•	the depositary for the debt security, if other than The Depository Trust Company (“DTC”), and any circumstances under which the holder may request securities in non-global form, if we choose not to issue the debt security in book-entry form only;

•	if applicable, the circumstances under which we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and under which we can redeem the debt securities if we have to pay additional amounts;

•	whether the debt security will be guaranteed by any guarantors and, if so, the identity of the guarantors and, to the extent the terms thereof differ from those described in this prospectus, a description of the terms of the guarantees;

•	the assets, if any that will be pledged as security for the payment of the debt security;

•	the names and duties of any co-trustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security, as applicable; and

•	any other terms of the debt security and any guarantees of the debt security, which could be different from those described in this prospectus.

Governing Law

The indentures and the debt securities (and any guarantees thereof) will be governed by New York law, without regard to conflicts of laws principles thereof.

Form of Debt Securities

We will issue each debt security only in registered form, without coupons, unless we specify otherwise in the applicable prospectus supplement. In addition, we will issue each debt security in global — i.e., book-entry — form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the debt securities represented by the global security. Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in global form and for which DTC acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair a holder’s ability to transfer beneficial interests in a global debt security.

We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or has ceased to be a registered clearing agency and we do not appoint another institution to act as depositary within 90 days; or

•	we notify the trustee that we wish to terminate that global security.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us as follows:

•	DTC is:

•	a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the NYSE Amex LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. At the present time, JPMorgan Chase Bank, National Association will act as U.S. depositary for Euroclear, and Citibank, N.A. will act as U.S. depositary for Clearstream. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•	Euroclear is operated by Euroclear Bank S.A./ N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•	Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;

•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•	Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the descriptions herein of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Redemption or Repayment

If there are any provisions regarding redemption or repayment applicable to a debt security, we will describe them in a prospectus supplement.

We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Mergers and Similar Transactions

We are generally permitted under the indenture for the relevant series to merge or consolidate with another corporation or other entity. We are also permitted under the indenture for the relevant series to sell all or substantially all of our assets to another corporation or other entity. With regard to any series of debt securities, however, we may not take any of these actions unless all the following conditions, among other things, are met:

•	If the successor entity in the transaction is not the Company, the successor entity must expressly assume our obligations under the debt securities of that series and the indenture with respect to that series. The successor entity may be organized and existing under the laws of the United States, any State thereof or the District of Columbia.

•	Immediately after the transaction, no default under the debt securities of that series has occurred and is continuing. For this purpose, “default under the debt securities of that series” means an event of default with respect to that series or any event that would be an event of default with respect to that series if the requirements for giving us default notice and for our default having to continue for a specific period of time were disregarded. We describe these matters below under “— Default, Remedies and Waiver of Default.”

If the conditions described above are satisfied with respect to the debt securities of any series, we will not need to obtain the approval of the holders of those debt securities in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell all or substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of the Company but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the debt securities of any series and the indenture with respect to that series.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior debt, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

The subordinated debt indenture defines “senior debt” as:

•	our indebtedness under or in respect of our credit agreement, whether for principal, interest (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not the claim for such interest is allowed as a claim in such proceeding), capital lease obligations, deferred purchase price of property obligations, reimbursement obligations, fees, commissions, expenses, indemnities, dividends, hedging obligations or other amounts; and

•	any other indebtedness permitted under the terms of that indenture, unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the subordinated debt securities.

Notwithstanding the foregoing, “senior debt” will not include: (i) equity interests; (ii) any liability for taxes; (iii) any trade payables; (iv) any indebtedness subordinated or junior to other indebtedness or other obligation; or (v) any indebtedness incurred in violation of the subordinated debt indenture.

We may modify the subordination provisions, including the definition of senior debt, with respect to one or more series of subordinated debt securities. Such modifications will be set forth in the applicable prospectus supplement.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets;

•	(a) in the event and during the continuation of any default in the payment of principal, premium or interest on any senior debt beyond any applicable grace period or (b) in the event that any event of default with respect to any senior debt has occurred and is continuing, permitting the holders of that senior debt (or a trustee) to accelerate the maturity of that senior debt, whether or not the maturity is in fact accelerated (unless, in the case of (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded) or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b); or

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

The subordinated debt indenture allows the holders of senior debt to obtain a court order requiring us and any holder of subordinated debt securities to comply with the subordination provisions.

Defeasance, Covenant Defeasance and Satisfaction and Discharge

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee funds or government securities, or if so provided in the applicable prospectus supplement, obligations other than government securities, sufficient to make payments on any series of debt securities on the dates those payments are due and payable and other specified conditions are satisfied, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of such series and all obligations of any guarantors of such debt securities will also be discharged with respect to the guarantees of such debt securities (“legal defeasance”); or

•	we will be discharged from any covenants we make in the applicable indenture for the benefit of such series and the related events of default will no longer apply to us (“covenant defeasance”).

If we defease any series of debt securities, the holders of such securities will not be entitled to the benefits of the indenture, except for our obligations to register the transfer or exchange of such securities, replace stolen, lost or mutilated securities or maintain paying agencies and hold moneys for payment in trust. In case of covenant defeasance, our obligation to pay principal, premium and interest on the applicable series of debt securities will also survive.

We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the applicable series of debt securities to recognize gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Upon the effectiveness of defeasance with respect to any series of guaranteed debt securities, each guarantor of the debt securities of such series shall be automatically and unconditionally released and discharged from all of its obligations under its guarantee of the debt securities of such series and all of its other obligations under the applicable indenture in respect of the debt securities of that series, without any action by the Company, any guarantor or the trustee and without the consent of the holders of any debt securities.

Default, Remedies and Waiver of Default

Unless otherwise specified in the applicable prospectus supplement, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

•	we do not pay the principal or any premium on any debt security of that series when due at its stated maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

•	we do not pay interest on any debt security of that series within 30 days after the due date;

•	we or any subsidiary guarantor remain in breach of our covenants regarding mergers or sales of substantially all of our assets or any other covenant we make in the indenture for the benefit of the relevant series, for a period of 60 days after we receive a notice of default stating that we are in breach and requiring us to remedy the breach within a specified time after receipt of such notice. The notice must be sent by the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization relating to the Company occur;

•	if the debt securities of that series are guaranteed debt securities, the guarantee of the debt securities of that series by any guarantor shall for any reason cease to be, or shall for any reason be asserted in writing by such guarantor or the Company, not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated or permitted by the indenture or the debt securities of that series; or

•	if the applicable prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

We may change, eliminate, or add to the events of default with respect to any particular series or any particular debt security or debt securities within a series, as indicated in the applicable prospectus supplement.

If you are the holder of a subordinated debt security, all the remedies available upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under “— Subordination Provisions.”

Except as otherwise specified in the applicable prospectus supplement, if an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the entire principal amount of the debt securities of that series to be due immediately. Except as otherwise specified in the applicable prospectus supplement, if the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to the Company, the entire principal amount of the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder.

Each of the situations described above is called an acceleration of the stated maturity of the affected series of debt securities. Except as otherwise specified in the applicable prospectus supplement, if the stated maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration for the entire series.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Except as described in the prior paragraph, the trustee is not required to take any action under the relevant indenture at the request of any holders unless the holders offer the trustee protection satisfactory to it from loss, liability or expense. These majority holders may also direct the trustee in performing any other action under the relevant indenture with respect to the debt securities of that series.

Before a holder may take steps to enforce its rights or protect its interests relating to any debt security, all of the following must occur:

•	the holder must give the trustee written notice that an event of default has occurred with respect to the debt securities of the series, and the event of default must not have been cured or waived;

•	the holders of at least 25% in principal amount of all debt securities of the series must request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the debt securities of the series must not have given the trustee directions that are inconsistent with such request.

Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity.

Waiver of Default

The holders of a majority in principal amount of the debt securities of any series may by notice to the trustee waive an existing default and its consequences for all debt securities of that series except (i) a default in the payment of the principal of or interest on a debt security (ii) a default arising from the failure to redeem or purchase any debt security when required pursuant to the indenture or (iii) a default in respect of a provision that under the indenture cannot be amended without the consent of each securityholder affected. If this happens, the default is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

Annual Information about Defaults to the Trustee

We will furnish each trustee within 120 days after the end of each fiscal year a certificate indicating whether the signers thereof know of any default that occurred in the previous year.

Modifications and Waivers

Changes Requiring Each Holder’s Approval

We, along with the subsidiary guarantors and the trustee, may amend the indentures or the debt securities with the written consent of the holders of at least a majority in principal amount of the debt securities then outstanding. However, without the consent of each securityholder affected thereby, an amendment or waiver may not:

•	reduce the amount of debt securities whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of the interest on any debt security;

•	reduce the principal of or change the stated maturity on any debt security;

•	reduce the amount payable upon redemption of any debt security or change the time at which any debt security may be redeemed as described in the applicable indenture;

•	permit redemption of a debt security if not previously permitted;

•	change the currency of any payment on a debt security;

•	impair the right of any holder of a debt security to receive payment of principal of and interest on such holder’s debt security on or after the due dates thereof or to institute suit for the enforcement of any payment on or with respect to such holder’s debt security;

•	change the amendment provisions which require each holder’s consent or in the waiver provisions;

•	change the ranking or priority of any debt security that would adversely affect the securityholders; or

•	change or release other than in accordance with the indenture, any subsidiary guaranty that would adversely affect the securityholders.

Changes Not Requiring Approval

We, along with the subsidiary guarantors and the trustee, may amend the indentures or the debt securities without notice to or consent of any securityholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor corporation of the obligations of the Company, or any subsidiary guarantor under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to add guarantees with respect to the debt securities, including any subsidiary guaranties, or to secure the debt securities;

•	to add to the covenants of the Company or a subsidiary guarantor for the benefit of the holders of the debt securities or to surrender any right or power conferred upon the Company or a subsidiary guarantor;

•	to make any change that does not adversely affect the rights of any holder of the debt securities;

•	to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities; provided, however, that (a) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer debt securities.

Modification of Subordination Provisions

We may not amend the indenture related to subordinated debt securities to adversely affect the interests of any holder of senior debt then outstanding in any material respect without the written consent of each holder of senior debt then outstanding who would be adversely affected (or the group or representative thereof authorized or required to consent thereto pursuant to the instrument creating or evidencing, or pursuant to which there is outstanding, such senior debt). In addition, we may not modify the subordination provisions of the indenture related to subordinated debt securities in a manner that would adversely affect the subordinated debt securities of any one or more series then outstanding in any material respect, without the consent of the holders of a majority in aggregate principal amount of all affected series then outstanding, voting together as one class (and also of any affected series that by its terms is entitled to vote separately as a series, as described below).

Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver.

Changes Requiring Majority Approval

Any other change to a particular indenture and the debt securities issued under that indenture would require the following approval:

•	If the change affects only particular debt securities within a series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of such particular debt securities; or

•	If the change affects debt securities of more than one series issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of all debt securities of all such series affected by the change, with all such affected debt securities voting together as one class for this purpose and such affected debt securities of any series potentially comprising fewer than all debt securities of such series, in each case, except as may otherwise be provided pursuant to such indenture for all or any particular debt securities of any series. This means that modification of terms with respect to certain securities of a series could be effectuated without obtaining the consent of the holders of a majority in principal amount of other securities of such series that are not affected by such modification.

Special Rules for Action by Holders

Only holders of outstanding debt securities of the applicable series will be eligible to take any action under the applicable indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction with respect to debt securities of that series. Also, we will count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. Any debt securities owned by us or any of our affiliates or surrendered for cancellation or for payment or redemption of which money has been set aside in trust are not deemed to be outstanding. Any required approval or waiver must be given by written consent.

In some situations, we may follow special rules in calculating the principal amount of debt securities that are to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under either indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities.

Form, Exchange and Transfer

If any debt securities cease to be issued in registered global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and integral multiples of $1,000.

Holders may exchange their debt securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. Holders may not exchange debt securities for securities of a different series or having different terms, unless permitted by the terms of that series and described in the applicable prospectus supplement.

Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities.

If we have designated additional transfer agents for a debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities of any series are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any debt security selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

If a debt security is issued as a global debt security, only DTC or other depositary will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security.

The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is convertible, exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of conversion, exercise or exchange will be described in the applicable prospectus supplement.

Payments

We will pay interest, principal and other amounts payable with respect to the debt securities of any series to the holders of record of those debt securities as of the record dates and otherwise in the manner specified below or in the prospectus supplement for that series.

We will make payments on a global debt security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect owners who own beneficial interests in the global debt security. An indirect owner’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

We will make payments on a debt security in non-global, registered form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds — i.e., funds that become available on the day after the check is cashed.

Alternatively, if a non-global debt security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate wire transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their debt securities.

Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Guarantees

The debt securities of any series may be guaranteed by one or more of our subsidiaries. However, the applicable indenture governing the debt securities will not require that any of our subsidiaries be a guarantor of any series of debt securities and will permit the guarantors for any series of guaranteed debt securities to be different from any of the subsidiaries listed herein. As a result, a series of debt securities may not have any guarantors and the guarantors of any series of guaranteed debt securities may differ from the guarantors of any other series of guaranteed debt securities. If the Company issues a series of guaranteed debt securities, the identity of the specific guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If the Company issues a series of guaranteed debt securities, a description of some of the terms of guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on each debt security of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each guarantor under its guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor, result in the obligations of such guarantor under such guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable guarantor’s obligations under that guarantee, subordinate that guarantee to other debt and other liabilities of that guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable guarantor.

Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will (i) provide that, upon the sale or disposition (by merger or otherwise) of any guarantor, (x) if the transferee is not an affiliate of the Company, such guarantor will automatically be released from all obligations under its guarantee of such debt securities or (y) otherwise, the transferee (if other than the Company or another guarantor) will assume the guarantor’s obligations under its guarantee of such debt securities and (ii) permit us to cause the guarantee of any guarantor of such debt securities to be released at any time if we satisfy such conditions, if any, as are specified in the prospectus supplement for such debt securities.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable guarantees.

If the applicable prospectus supplement relating to a series of our senior debt securities provides that those senior debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the unsubordinated and unsecured obligation of the applicable guarantor and will rank equally in right of payment with all of the unsecured and unsubordinated indebtedness of such guarantor.

Any guarantee of any debt securities will be effectively subordinated to all existing and future secured indebtedness of the applicable guarantor, including any secured guarantees of other Company debt, to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, or similar proceeding with respect to any guarantor that has provided a guarantee of any debt securities, the holders of that guarantor’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness and such collateral will not be available for satisfaction of any amount owed by such guarantor under its unsecured indebtedness, including its guarantees of any debt securities, until that secured debt is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indenture will not limit the ability of any guarantor to incur secured indebtedness.

If the applicable prospectus supplement relating to a series of our subordinated debt securities provides that those subordinated debt securities will have the benefit of a guarantee by any or all of our subsidiaries, unless otherwise provided in the applicable prospectus supplement, each such guarantee will be the subordinated and unsecured obligation of the applicable guarantor and, in addition to being effectively subordinated to secured debt of such guarantor, will be subordinated in right of payment to all of such guarantor’s existing and future senior indebtedness, including any guarantee of the senior debt securities, to the same extent and in the same manner as the subordinated debt securities are subordinated to our senior debt. See “— Subordination Provisions” above.

Paying Agents

We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global entry form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will specify in the prospectus supplement for the debt security the initial location of each paying agent for that debt security. We must notify the trustee of changes in the paying agents.

Notices

Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Our Relationship With the Trustee

The prospectus supplement for the debt security will describe any material relationships we may have with the trustee with respect to that debt security.

The same financial institution may initially serve as the trustee for our senior debt securities and subordinated debt securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

DESCRIPTION OF CAPITAL STOCK

General Matters

Our total amount of authorized capital stock is 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of February 1, 2010, 23,297,050 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. The following summary of certain provisions of our capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and by-laws and by the provisions of applicable law.

Common Stock

All of our existing common stock is, and the shares of common stock being offered by us in the offering will be, upon payment therefor, validly issued, fully paid and nonassessable. Set forth below is a brief discussion of the principal terms of our common stock.

Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the board of directors may from time to time determine.

Voting Rights.  Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Preemptive or Similar Rights.  Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion Rights.  Our common stock is not convertible.

Stockholder Rights Plan.  On May 21, 2009, our board of directors adopted a Stockholder Rights Plan set forth in a Rights Agreement (the “Rights Agreement”) with Computershare Trust Company, N.A., and, in connection therewith, declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock. Generally, the Rights would become exercisable upon the earlier of (i) ten business days following the public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the then outstanding shares of common stock or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group of affiliated or associated persons acquiring 20% or more of our common stock. If such a triggering event occurs, unless the Rights are redeemed or have expired, our stockholders, other than the acquirer, will generally have the right to receive that number of shares of common stock (or, in certain circumstances, preferred stock) having a market value equal to two times the purchase price of the Right then in effect, or in the case of certain business combination transactions, each holder of a Right, other than the acquirer, will receive the common stock of the acquiring company having a market value equal to two times the purchase price of the Rights then in effect. The Rights may cause substantial dilution to a person or group that acquires 20% or more of the outstanding shares of our common stock. The Rights, however, should not interfere with any merger or other business combination approved by the board. The Rights will expire at the close of business on May 20, 2019, unless the expiration is extended prior thereto by our board of directors or unless the rights are earlier redeemed by the Company, in each case as described in the Rights Agreement.

Right to Receive Liquidation Distributions.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Nasdaq Listing.  Our common stock is listed on The Nasdaq Global Select Market under the symbol “CVGI.”

Preferred Stock

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to the holders of shares of our common stock. Under specified circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.

Anti-takeover Effects of our Certificate of Incorporation and By-laws

Our certificate of incorporation and by-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the company unless such takeover or change in control is approved by the board of directors.

These provisions include:

Classified Board.  Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the by-laws. Our certificate of incorporation and by-laws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by two-thirds of our directors then in office. Our board of directors has eight members.

Action by Written Consent; Special Meetings of Stockholders.  Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not be permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures.  Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Super Majority Approval Requirements.  The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our certificate of incorporation and by-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover Effects of Delaware Law

Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•	on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of such specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•	any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.

Transfer Agent and Registrar

ComputerShare Trust Company, N.A. is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock held as of February 1, 2010 by the selling stockholders, the number of shares which may be offered from time to time and information with respect to shares to be beneficially owned by the selling stockholders assuming all the shares registered hereunder are sold. The selling stockholders may from time to time offer and sell shares of our common stock pursuant to this prospectus or an applicable prospectus supplement. We prepared this table based solely on information provided to us by the selling stockholders, and we have not independently verified such information.

			Shares
	Shares Beneficially Owned		Offered	Shares Beneficially Owned
	Prior to the Offering		Hereby	After the Offering(1)
	Number (2)	Percentage (3)	Number (2)	Number	Percentage (3)

PensionDanmark Invest F.M.B.A. — Global High Yield (4)	3,926	*	3,926	—	—
New York City Employees’ Retirement System (4)	15,351	*	15,351	—	—
Evangelical Lutheran Church in America — ELCA Unscreened High Yield (4)	9,638	*	9,638	—	—
Evangelical Lutheran Church in America — ELCA Social Purpose High Yield (4)	2,139	*	2,139	—	—
New York City Police Pension Fund (4)	4,633	*	4,633	—	—
New York City Fire Department Pension Fund (4)	4,279	*	4,279	—	—
Teachers’ Retirement System for the City of New York (4)	12,486	*	12,486	—	—
Famandsforeningen Jyske Invest Engros Afdeling 4 — PFA Invest — Global High Yield (4)	11,071	*	11,071	—	—
Specialforingenen TRP Invest — Global High Yield (4)	10,346	*	10,346	—	—
IAM National Pension Fund (4)	7,145	*	7,145	—	—
John Hancock Funds II — Spectrum Income Fund (4)	5,358	*	5,358	—	—
T. Rowe Price High Yield Fund, Inc. (4)	167,343	*	167,343	—	—
Penn Series Funds, Inc. — High Yield Bond Fund (4)	3,218	*	3,218	—	—
Lucent Technologies Inc. Master Pension Trust (4)	8,206	*	8,206	—	—
John Hancock Trust — Spectrum Income Trust (4)	5,712	*	5,712	—	—
T. Rowe Price Funds SICAV — Global High Yield Bond Fund (4)	24,972	*	24,972	—	—
Internationale Kapitalanlagegesellschaft mbH — HY Fonds Nr. 1 INKA — Deutsche Postbank AG (4)	5,712	*	5,712	—	—
T. Rowe Price Institutional High Yield Fund (4)	17,845	*	17,845	—	—
Advanced Series Trust — AST T. Rowe Price Asset Allocation Portfolio (4)	1,078	*	1,078	—	—
The New America High Income Fund, Inc. — New America High Income Fund (4)	10,346	*	10,346	—	—
ACE Tempest Reinsurance Ltd. (4)	7,145	*	7,145	—	—
ACE Tempest Life Reinsurance Ltd. (4)	5,712	*	5,712	—	—
SBL Fund — Series N (4)	353	*	353	—	—

*	Denotes less than one percent.

(1)	Assumes that the selling stockholder disposes of all the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.

(2)	The number of shares presented in this table as owned prior to this offering includes all shares of common stock issuable upon exercise of the warrants issued in our private placement in August 2009 and held by the selling stockholders. The warrant and unit agreement provides for mandatory cashless exercise, and, as a result, the number of shares of common stock set forth in the table as being registered for the selling stockholders exceeds the number of shares of common stock that the selling stockholders will beneficially own after the warrants are exercised for shares of common stock.

(3)	Based on 23,297,050 shares of our common stock outstanding as of February 1, 2010. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular holder’s warrants and did not assume exercise of any other holder’s warrants.

(4)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by PensionDanmark Invest F.M.B.A. — Global High Yield, New York City Employees’ Retirement System, Evangelical Lutheran Church in America — ELCA Unscreened High Yield, Evangelical Lutheran Church in America — ELCA Social Purpose High Yield, New York City Police Pension Fund, New York City Fire Department Pension Fund, Teachers’ Retirement System for the City of New York, Famandsforeningen Jyske Invest Engros Afdeling 4 — PFA Invest — Global High Yield, Specialforingenen TRP Invest — Global High Yield, IAM National Pension Fund, John Hancock Funds II — Spectrum Income Fund, T. Rowe Price High Yield Fund, Inc., Penn Series Funds, Inc. — High Yield Bond Fund, Lucent Technologies Inc. Master Pension Trust, John Hancock Trust — Spectrum Income Trust, T. Rowe Price Funds SICAV — Global High Yield Bond Fund, Internationale Kapitalanlagegesellschaft mbH — HY Fonds Nr. 1 INKA — Deutsche Postbank AG, T. Rowe Price Institutional High Yield Fund, Advanced Series Trust — AST T. Rowe Price Asset Allocation Portfolio, The New America High Income Fund, Inc. — New America High Income Fund, ACE Tempest Reinsurance Ltd., ACE Tempest Life Reinsurance Ltd., SBL Fund — Series N (collectively referred to as the “T. Rowe Price Funds”). TRPA may be deemed to be the beneficial owner of the securities issued to the T. Rowe Price Funds; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities, except to the extent of its pecuniary interest therein. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”) is a registered broker-dealer and a subsidiary of TRPA. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of securities of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities.

Selling stockholders who acquired our securities in our private placement in August 2009 acquired registration rights with respect to the shares of common stock issuable upon exercise of warrants. In August 2009, we completed a private exchange with certain holders of our 8% Senior Notes due 2013 (the “8% Notes”). We exchanged approximately $52.2 million in aggregate principal amount of the 8% Notes for 42,124 units consisting of (i) approximately $42.1 million in aggregate principal amount of our new 11%/13% third lien senior secured notes due 2013 (the “third lien notes”) and (ii) warrants to purchase an aggregate of 745,000 shares of our common stock (including warrants to purchase 344,014 shares of our common stock held by the selling stockholders). The selling stockholders consist of exchanging holders of our 8% Notes who received units in the exchange. The units are immediately separable into third lien notes and warrants. Each warrant entitles the holder thereof to purchase one share of our common stock at an exercise price of $0.35 per share. The warrants provide for mandatory cashless exercise.

Concurrently with the exchange, we and certain of our subsidiaries entered into a loan and security agreement with Credit Suisse, as agent, and certain financial institutions, as lenders, providing for a term loan (the “second lien term loan”) in principal amount of $16.8 million, for proceeds of approximately $13.1 million (representing a discount of approximately 21.9%). The second lien term loan bears interest at the fixed per annum rate of 15% until it matures on November 1, 2012. T. Rowe Price High Yield Fund, one of the selling stockholders, owned approximately $6.4 million of the Second Lien Term Loan as of December 21, 2009.

As part of the terms of the warrant and unit agreement under which the warrants were issued (the “warrant and unit agreement”), holders of the warrants are entitled to certain piggyback registration rights with respect to the resale of their shares issuable upon exercise of the warrants. In the event that we propose to register any shares under the Securities Act in a public equity offering, holders of warrants are entitled to notice of such registration and to include additional shares of our common stock in any such registration, subject to certain limitations.

These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of our common stock held by such stockholders to be included in such registration. In connection with each of these registrations, we have agreed to indemnify the holders of registrable securities against certain liabilities under the Securities Act.

We will pay the expenses (other than any underwriting discounts and commissions) of this offering pursuant to the terms of the warrant and unit agreement.

PLAN OF DISTRIBUTION

We and any selling stockholders may sell the securities offered under this prospectus through agents, underwriters or dealers, or directly to one or more purchasers.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. We may include shares of selling stockholders in conjunction with underwritten sales by us of shares of our common stock.

If we or any selling stockholders use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions stated in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities of that series are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We and any selling stockholders may sell securities directly to one or more purchasers without using underwriters or agents.

Sales of common stock hereunder also may be effected by us or the selling stockholders from time to time in one or more types of transactions on The Nasdaq Global Select Market or any other national securities exchange on which our common stock may be listed at the time of sale, in the over-the-counter market, in transactions otherwise than on such exchanges or the over-the-counter market, including negotiated transactions, ordinary brokers’ transactions, through options transactions relating to the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.

The selling stockholders and underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their business.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, shares of which are listed on The Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. We may also loan or pledge securities covered by this prospectus and any applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any applicable prospectus supplement (or a post-effective amendment).

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Pursuant to the terms of the warrant and unit agreement, we have agreed to indemnify the holders of registrable securities against certain liabilities under the Securities Act. We will pay the expenses (other than any underwriting discounts and commission) of this offering pursuant to the terms of the warrant and unit agreement.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois will issue an opinion about certain legal matters with respect to the securities. Certain matters under North Carolina law will be passed upon by Robinson, Bradshaw & Hinson P.A., Charlotte, North Carolina. Certain matters under Iowa law will be passed upon by Shuttleworth & Ingersoll, P.L.C., Cedar Rapids, Iowa.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statements schedules and include an explanatory paragraph referring to the adoption of new accounting principles in 2006 and 2007 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

3,800,000

Shares of Common Stock

Prospectus Supplement

March   , 2010

Baird